Exhibit 10.1

Annual Directors’ Compensation Summary (Non-Employee Directors)

Annual Cash Retainer	$155,000 per year through December 31, 2019; $162,500 per year effective January 1, 2020
Annual Equity Retainer	$155,000 through December 31, 2019; $162,500 effective January 1, 2020, payable under the Lockheed Martin Corporation Directors Equity Plan*
Audit Committee Chairman Retainer	$30,000 per year
Management Development and Compensation Committee Chairman Retainer	$30,000 per year
Other Committee Chairman Retainers	$20,000 per year
Lead Director Retainer	$35,000 per year through December 31, 2019; $50,000 per year effective January 1, 2020
Travel Accident Insurance	$1,000,000
Deferred Compensation Plan	Deferral plan for cash retainer
Director Education	Reimbursed for costs and expenses
Stock Ownership Guidelines	Ownership in common stock or stock units with a value equivalent to five times the annual cash retainer within five years of joining the Board

* In June 2014, the board of directors approved a resolution to the effect that each non-employee director would elect to receive the equity portion of the retainer in the form of stock units and would not elect options to purchase shares unless the board resolution was further amended or revoked. The Lockheed Martin Corporation Directors Equity Plan provides that except in certain circumstances, stock units vest 50 percent on June 30 and 50 percent on December 31 following the grant date. Effective for any annual retainer earned on or after January 1, 2018, (1) any director who has satisfied the Stock Ownership Guidelines may elect to be paid the vested portion of the annual retainer in equity (along with any accumulated dividend equivalents) on the earlier of termination or retirement from the board of directors or March 31 following the first anniversary of the award date, and (2) any director who has not satisfied the Stock Ownership Guidelines shall continue to be paid the vested portion of the annual retainer (along with any accumulated dividend equivalents) upon termination or retirement from the board of directors.